Exhibit 99.1

Avon Reports Fourth-Quarter and Full-Year 2017 Results

LONDON, February 15, 2018 - Avon Products, Inc. (NYSE:AVP), a globally recognized leader in direct selling of beauty and related products, today announced its results for the fourth quarter and fiscal year ended December 31, 2017.

Highlights for Fourth Quarter of 2017:

•	Total Revenue was relatively unchanged at $1.6 billion; Declined 2% in constant dollars[1]

•	Active Representatives and Ending Representatives declined 2% and were relatively unchanged, respectively

•	Operating Margin increased 150 bps to 8.3%; Adjusted[1] Operating Margin increased 250 bps to 9.8%

•	Diluted Earnings Per Share From Continuing Operations of $0.17; Adjusted Diluted Earnings Per Share From Continuing Operations of $0.12

Jan Zijderveld, Avon CEO, said, “I am excited to be joining such a special business at this important chapter in the company’s history. Very few brands have Avon’s brand recognition, extensive global reach and operate in attractive beauty channel categories. In a world where trust in companies is becoming a scarce commodity, our Representatives’ relationships with their consumers has never been more relevant or compelling.”

Jamie Wilson, Avon CFO, remarked, “Our top line remains under pressure as we continue to operate in challenging macro and competitive conditions, particularly in our largest markets. We delivered improving operating margins in the fourth quarter supported by continued benefit from our ongoing cost savings initiatives. Importantly, we continued to strengthen our cash position, enhancing the financial flexibility necessary to fund priority investments.”

Zijderveld went on to say, “With the support of the Board of Directors, and the reality of our current performance, I am taking a fresh look, diving deeply into our business, starting with spending time in our key markets to gain a full picture of the operating climate as a basis to improve performance. I am committed to accelerating the pace of change and to positioning Avon for success.”

Fiscal 2017 overview:

•	Total Revenue was relatively unchanged at $5.7 billion; Declined 2% in constant dollars

•	Avon realized more than $250 million of cost savings, exceeding its target of $230 million for 2017

•	Active Representatives and Ending Representatives declined 3% and were relatively unchanged, respectively

•	Operating Margin decreased 80 bps to 4.8%; Adjusted Operating Margin decreased 30 bps to 6.2%

•	Diluted Loss Per Share From Continuing Operations of $0.00; Adjusted Diluted Earnings Per Share From Continuing Operations of $0.06

•
Foreign currency favorably impacted both Diluted Loss Per Share and Adjusted Diluted Earnings Per Share by an estimated $0.07 per share, driven by the strength of the currencies of the countries in which the Company operates against the U.S. dollar

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Fourth-Quarter 2017 Income Statement Review (compared with fourth-quarter 2016)

•	Total revenue for Avon Products, Inc. was relatively unchanged at $1.6 billion and declined 2% in constant dollars.

•	From reportable segments:

◦	Total revenue was relatively unchanged at $1.6 billion and declined 2% in constant dollars.

◦	Active Representatives declined 2% primarily due to decreases in South Latin America and North Latin America.

◦	Average order was relatively unchanged primarily due to growth in South Latin America that was offset by a decline in Europe, Middle East & Africa.

◦	Ending Representatives was relatively unchanged primarily due to growth in Europe, Middle East & Africa that was offset by a decline in South Latin America.

•	Gross margin was 61.0%, up 70 basis points and Adjusted gross margin was 61.1%, up 80 basis points, primarily due to the favorable net impact of price/mix.

•
Operating margin was 8.3% in the quarter, up 150 basis points, while Adjusted operating margin was 9.8%, up 250 basis points. The operating margin comparison was unfavorably impacted by higher costs to implement ("CTI") restructuring in the current year. Both the operating margin and Adjusted operating margin year-over-year comparisons were favorably impacted by lower bad debt expense, primarily in Brazil, and lower fixed expenses, including the benefit of cost reductions associated with the Transformation Plan. These factors were partially offset by higher Representative, sales leader and field expense to drive Representative activity.

•
The provision for income taxes was $1 million, compared with $53 million for 2016. The difference is primarily driven by tax benefits associated with the enactment of the Tax Cuts and Jobs Act in the U.S., net valuation allowances released in several markets in Europe, Middle East & Africa, and a favorable court decision in Brazil. On an Adjusted basis, the provision for income taxes was $51 million, compared with $44 million for 2016.

•
Income from continuing operations, net of tax was $90 million, or $0.17 per diluted share, compared with a loss of $10 million, or a loss of $0.03 per diluted share, for 2016. Adjusted income from continuing operations, net of tax was $65 million, or $0.12 per diluted share, compared with $9 million, or $0.01 per diluted share, for 2016. Earnings allocated to convertible preferred stock had a negative $0.04 impact on Diluted earnings per share and a negative $0.03 impact on Adjusted diluted earnings per share in the fourth quarter of 2017, compared with a negative $0.01 impact on both Diluted earnings per share and Adjusted diluted earnings per share in the fourth quarter of 2016.

•
Loss from discontinued operations, net of tax in the fourth quarter of the prior year of $1 million, or $0.00 per diluted share, was associated with the previously separated North America business. There were no amounts recorded in discontinued operations in the fourth quarter of 2017.

Adjustments to Fourth-Quarter 2017 GAAP Results to Arrive at Adjusted Results
During the fourth quarter of 2017, the following adjustments were made to GAAP results to arrive at Adjusted results and, in total, reduced Diluted earnings per share from continuing operations by approximately $0.05:

•
The Company recorded CTI restructuring within operating profit of approximately $24 million before and after tax, primarily related to the Transformation Plan, due primarily to contract terminations and the impact of the Company's decision to exit its Australia and New Zealand markets. Following a review and determination that there is no path to long-term profitability in these markets, the Company chose to close these operations.

•
The Company recorded a $50 million net income tax benefit that included an approximate $30 million net benefit recognized as a result of the enactment of the Tax Cuts and Jobs Act in the U.S., a release of valuation allowances of $26 million associated with a number of markets in Europe, Middle East & Africa, and an approximate $10 million benefit as a result of a favorable court decision in Brazil, partially offset by a charge of approximately $16 million associated with valuation allowances to adjust deferred tax assets in Mexico.

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THREE MONTHS ENDED DECEMBER 31, 2017

SEGMENT RESULTS
($ in millions)
	Revenue			Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US$		C$
Revenue & Drivers		% var. vs 4Q16	% var. vs 4Q16	% var. vs 4Q16	% var. vs 4Q16	% var. vs 4Q16	% var. vs 4Q16	% var. vs 4Q16

Europe, Middle East & Africa	$641.6	3%	(2)%	1%	(3)%	—%	(2)%	3%
South Latin America	575.4	(2)	(1)	(4)	3	—	(1)	(3)
North Latin America	204.8	—	(2)	(3)	1	(4)	2	(2)
Asia Pacific	139.3	(3)	(2)	(1)	(1)	(1)	(1)	(1)
Total from reportable segments	1,561.1	—	(2)	(2)	—	(1)	(1)	—
Other operating segments and business activities	7.7	(32)	(32)	(100)	*	*	*	—
Total Avon	$1,568.8	—%	(2)%	(2)%	—%	(1)%	(1)%	—%

Operating Profit/Margin	2017 Operating Profit US$	2017 Operating Margin US$	Change in US$ vs 4Q16	Change in C$ vs 4Q16

Segment profit/margin
Europe, Middle East & Africa	$108.1	16.8%	(120) bps	(140) bps
South Latin America	69.3	12.0	480	490
North Latin America	25.8	12.6	(180)	(190)
Asia Pacific	13.6	9.8	(240)	(200)
Total from reportable segments	216.8	13.9	100	80
Other operating segments and business activities	1.3
Unallocated global expenses	(64.4)
CTI restructuring initiatives	(23.7)
Total Avon	$130.0	8.3%	150 bps	130 bps

*Calculation not meaningful.
Other operating segments and business activities include revenue from the sale of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 and ongoing royalties from the licensing of the Company's name and products. Other operating segments and business activities also include the business results for Thailand, which the Company exited in 2016.
Fourth-Quarter 2017 Segment Review (compared with fourth-quarter 2016)
With regards to the discussion below on segment revenue, the difference between the reported and constant-dollar revenue growth is the estimated impact of foreign currency translation.
Total Reportable Segment revenue was relatively unchanged, or down 2% in constant dollars, driven by declines in Active Representatives, primarily in Brazil. The Company saw constant-dollar revenue growth in 9 of its top 15 markets while experiencing continued variability and challenges to sales momentum including an intense competitive environment.

•
Europe, Middle East & Africa revenue was up 3%, or down 2% in constant dollars, driven by lower average order, partially offset by an increase in Active Representatives. The constant-dollar revenue decline was primarily driven by Russia and the U.K., partially offset by growth in Turkey with mixed results in the rest of the segment.

◦	Russia revenue was down 2%, or 9% in constant dollars, due to lower average order.

◦	U.K. revenue was down 6%, or 12% in constant dollars, due to a decrease in Active Representatives.

•
South Latin America revenue was down 2%, or 1% in constant dollars, driven by a decrease in Active Representatives, partially offset by higher average order. Constant-dollar revenue was primarily impacted by a decline in Brazil, partially offset by growth in Argentina, driven by inflationary pricing.

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◦	Brazil revenue was down 8%, or 9% in constant dollars, driven by a decrease in Active Representatives and lower average order.

•
North Latin America revenue was relatively unchanged, or down 2% in constant dollars, driven by a decrease in Active Representatives which includes the impact of the September 2017 earthquake in Mexico, partially offset by higher average order.

◦	Mexico revenue was up 2%, or down 3% in constant dollars, primarily due to a decrease in Active Representatives which includes the impact of the September 2017 earthquake and lower average order.

•
Asia Pacific revenue was down 3%, or 2% in constant dollars, primarily due to lower average order and a decrease in Active Representatives. Constant-dollar revenue growth in the Philippines was offset by declines in most other markets in the segment.

◦	Philippines revenue was up 1%, or 4% in constant dollars, driven by an increase in Active Representatives.
Full-Year 2017 Income Statement Review (compared with full-year 2016)

•	Total revenue for Avon Products, Inc. was relatively unchanged at $5.7 billion and declined 2% in constant dollars.

•	From reportable segments:

◦	Total revenue was relatively unchanged at $5.7 billion and declined 2% in constant dollars.

◦	Active Representatives declined 3% due to decreases across all segments, most significantly in South Latin America and Europe, Middle East & Africa.

◦	Average order increased 1% primarily due to growth in South Latin America, that was partially offset by a decline in Europe, Middle East & Africa.

◦	Ending Representatives was relatively unchanged primarily due to growth in Europe, Middle East & Africa that was offset by a decline in South Latin America.

•	Gross margin and Adjusted gross margin each increased 100 basis points to 61.5%, primarily due to the favorable net impact of price/mix.

•
Operating margin was 4.8%, down 80 basis points, while Adjusted operating margin was 6.2%, down 30 basis points. The operating margin comparison was unfavorably impacted by proceeds recognized in 2016 as a result of a legal settlement and a loss contingency recorded in 2017 related to a non-U.S. pension plan, partially offset by lower CTI restructuring in the current year. Both the operating margin and Adjusted operating margin year-over-year comparisons were negatively impacted by higher bad debt expense, primarily in Brazil, higher Representative, sales leader and field expense and the inflationary impact on costs outpacing revenue growth. This was partially offset by the favorable net impact of mix and pricing and the benefit of cost reductions associated with the Transformation Plan.

•	The provision for income taxes was $101 million, compared with $125 million for 2016. On an Adjusted basis, the provision for income taxes was $152 million, compared with $166 million for 2016.

•
Income from continuing operations, net of tax was $20 million, or a loss of $0.00 per diluted share, compared with a loss of $93 million, or a loss of $0.25 per diluted share, for 2016. Adjusted income from continuing operations, net of tax was $47 million, or $0.06 per diluted share, compared with $35 million, or $0.04 per diluted share, for 2016. Earnings allocated to convertible preferred stock had a negative $0.05 impact on both Diluted loss per share and Adjusted diluted earnings per share in 2017, compared with a negative $0.04 impact on both Diluted earnings per share and Adjusted diluted earnings per share in 2016.

•
Loss from discontinued operations, net of tax in the prior year of $14 million, or $0.03 per diluted share, was associated with the previously separated North America business. There were no amounts recorded in discontinued operations for 2017.

Adjustments to Full-Year 2017 GAAP Results to Arrive at Adjusted Results
During 2017, the following adjustments were made to GAAP results to arrive at Adjusted results and, in total, improved Diluted loss per share from continuing operations by approximately $0.06:

•	The Company recorded CTI restructuring within operating profit of approximately $60 million before tax (approximately $59 million after tax), primarily related to the Transformation Plan.

•
The Company recorded an approximate $18 million charge for a loss contingency related to a non-U.S. pension plan, for which an amendment to the plan that occurred in a prior year may not have been appropriately implemented.

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•
The Company recorded a $50 million net income tax benefit that included an approximate $30 million net benefit recognized as a result of the enactment of the Tax Cuts and Jobs Act in the U.S., a release of valuation allowances of $26 million associated with a number of markets in Europe, Middle East & Africa, and an approximate $10 million benefit as a result of a favorable court decision in Brazil, partially offset by a charge of approximately $16 million associated with valuation allowances to adjust deferred tax assets in Mexico.

TWELVE MONTHS ENDED DECEMBER 31, 2017

SEGMENT RESULTS
($ in millions)
	Revenue			Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US$		C$
Revenue & Drivers		% var. vs FY16	% var. vs FY16	% var. vs FY16	% var. vs FY16	% var. vs FY16	% var. vs FY16	% var. vs FY16

Europe, Middle East & Africa	$2,126.5	(1)%	(4)%	(2)%	(2)%	(7)%	3%	3%
South Latin America	2,222.4	4	—	(4)	4	(3)	3	(3)
North Latin America	811.8	(2)	(1)	(1)	—	(3)	2	(2)
Asia Pacific	518.3	(6)	(3)	(4)	1	(1)	(2)	(1)
Total from reportable segments	5,679.0	—	(2)	(3)	1	(4)	2	—
Other operating segments and business activities	36.6	(32)	(19)	(100)	*	*	*	—
Total Avon	$5,715.6	—%	(2)%	(3)%	1%	(4)%	2%	—%

Operating Profit/Margin	2017 Operating Profit US$	2017 Operating Margin US$	Change in US$ vs FY16	Change in C$ vs FY16

Segment profit/margin
Europe, Middle East & Africa	$330.6	15.5%	10 bps	(20) bps
South Latin America	194.1	8.7	(60)	(40)
North Latin America	81.8	10.1	(370)	(350)
Asia Pacific	47.7	9.2	(180)	(130)
Total from reportable segments	654.2	11.5	(100)	(90)
Other operating segments and business activities	5.2
Unallocated global expenses	(307.7)
CTI restructuring initiatives	(60.2)
Loss Contingency	(18.2)
Total Avon	$273.3	4.8%	(80) bps	(90) bps

*Calculation not meaningful.
Other operating segments and business activities include revenue from the sale of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 and ongoing royalties from the licensing of the Company's name and products. Other operating segments and business activities also include the business results for Thailand, which the Company exited in 2016, as well as the business results for Venezuela, which was deconsolidated effective March 31, 2016.
Full-Year 2017 Segment Review (compared with full-year 2016)
With regards to the discussion below on segment revenue, the difference between the reported and constant-dollar revenue growth is the estimated impact of foreign currency translation.
Total Reportable Segment revenue was relatively unchanged, or down 2% in constant dollars, primarily due to a decrease in Active Representatives. Results continued to be impacted by challenging macro and competitive conditions in some of the Company's largest markets. However, the Company did see second half performance improve versus the first half of the year and saw constant-dollar revenue growth in many of its top 15 markets.

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•
Europe, Middle East & Africa revenue was down 1%, or 4% in constant dollars, driven by a decrease in Active Representatives and lower average order. The constant-dollar revenue decline was primarily driven by Russia and the U.K., partially offset by growth in South Africa with mixed results in the rest of the segment.

◦	Russia revenue was up 5%, or down 8% in constant dollars, primarily due to lower average order along with a decrease in Active Representatives.

◦	U.K. revenue was down 14%, or 11% in constant dollars, primarily due to a decrease in Active Representatives.

•
South Latin America revenue was up 4%, or relatively unchanged in constant dollars, as higher average order was offset by a decrease in Active Representatives. Constant-dollar revenue was primarily impacted by a decline in Brazil, partially offset by growth in Argentina, driven by inflationary pricing.

◦	Brazil revenue was up 4%, or down 4% in constant dollars, primarily due to a decrease in Active Representatives, partially offset by higher average order.

•	North Latin America revenue was down 2%, or 1% in constant dollars, due to a decrease in Active Representatives which includes the impact of the September 2017 earthquake in Mexico.

◦	Mexico revenue was down 4%, or 2% in constant dollars, primarily due to a decrease in Active Representatives which includes the impact of the September 2017 earthquake.

•
Asia Pacific revenue was down 6%, or 3% in constant dollars, primarily due to a decrease in Active Representatives, partially offset by higher average order. Constant-dollar revenue growth in the Philippines was offset by declines in most other markets in the segment.

◦	Philippines revenue was down 2%, or up 3% in constant dollars, driven by higher average order and an increase in Active Representatives.
Full-Year 2017 Cash Flow Review (compared with full-year 2016)

•
Net cash provided by operating activities of continuing operations was $271 million for the twelve months ended December 31, 2017, compared with $128 million in the same period in 2016. The $143 million increase was primarily due to improvements in working capital. The year-over-year comparison was unfavorably impacted by net proceeds received in 2016 related to settling claims related to professional services. This was partially offset by Industrial Production Tax ("IPI") payments made in Brazil in 2016 that did not recur in 2017 (based on an injunction received in May 2016 that no longer required the Company to make cash deposits related to IPI taxes).

•
Net cash used by investing activities of continuing operations was $70 million for the twelve months ended December 31, 2017, compared with $83 million in the same period in 2016. The year-over-year improvement was primarily due to a $22 million cash distribution received from New Avon LLC in the third quarter of 2017, partially offset by lower asset disposals.

•
Net cash provided by financing activities of continuing operations was $0 million for the twelve months ended December 31, 2017, compared with $137 million in the same period in 2016. The $137 million decrease was primarily due to the net proceeds of debt issued in the third quarter of 2016 and the net proceeds related to the issuance of series C preferred stock received in 2016, partially offset by the repayment of certain debt in 2016.

Foundational Initiatives

The Company continues to make progress in a number of key areas. Transformation will require the Company to continue to execute in a coordinated way against each of these foundational initiatives:

•	Deliver a Seamless, Competitive Representative Experience - invest to upgrade systems and drive mobile connectivity in its markets to make doing business easier for our Representatives;

•
Insightful Data & Analytics - improve the Company's ability to support the Representative and help her run her business more effectively through deeper insight and analytics into Representative behavior and needs;

•
Rigorous Performance Management - the new executive team is a key enabler to driving a performance-based culture for ownership of results and is working well together, taking action to enforce accountability and beginning to identify ways to drive the right behavior; and

•
Relentless Focus on Execution Capabilities - focus on developing a service mindset and using pilot programs that cover service from end to end to enable the implementation of changes, with minimal disruption.

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The Company realized more than $250 million of cost savings under the Company's Transformation Plan that was initiated in 2016, exceeding its cost savings target of $230 million for 2017, which includes both run-rate savings from 2016, along with in-year savings from current year initiatives. These savings have mostly been offset by the impact of inflation.

The Company believes it has the capacity to achieve its long-term goals of mid single-digit constant-dollar revenue growth and low double-digit operating margin. However, the Company recognizes it will take time. While competitive pressure will continue, 2018 is shaping up to be a year of executing on significant operational improvements. The Company is taking a fresh look, diving deeply into our business as a basis to accelerate improved performance.
Conference call
Avon will conduct a conference call at 9:00 a.m. Eastern Time today to discuss its quarterly and full-year results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 7054628). The call and related slide presentation will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year.
About Avon Products, Inc.
Avon is the Company that for 130 years has proudly stood for beauty, innovation, optimism and, above all, for women. Avon products include well-recognized and beloved brands such as ANEW, Avon Color, Avon Care, Skin-So-Soft, and Advance Techniques sold through approximately 6 million active independent Avon Sales Representatives. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

INVESTORS:	MEDIA:

Avon Investor Relations	Brunswick Group
Gina Grant	Mathilde Milch
or	(212) 333-3810
ICR, Inc.	or
Allison Malkin/Caitlin Morahan	Laura Buchanan
(203) 682-8200	+44 207 404 5959
Footnotes
1 "Adjusted" items refer to financial measures that are derived from measures calculated in accordance with generally accepted accounting principles in the United States ("GAAP"), but which have been adjusted to exclude certain items. Other Adjusted financial measures that the Company refers to include constant dollar ("C$") items. All of these adjusted items are Non-GAAP financial measures as described below under "Non-GAAP Financial Measures." These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Please refer to the Company's "Non-GAAP Financial Measures" description at the end of this release and the reconciliations the Company provides of these Non-GAAP financial measures to their comparable GAAP measures.
Forward-Looking Statements
Statements in this release that are not historical facts may be forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Avon Products, Inc. with the U.S. Securities and Exchange Commission, including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release include and concern the Company's outlook and expected results, cost reduction actions and savings, the Company's Transformation Plan, including planned executive leadership changes, planned changes to mobile connectivity, data analytics, and service measures, and the impact of foreign currency, taxes and tax rates amongst others. These forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to improve its financial and operational performance, its ability to achieve the anticipated benefits of the strategic partnership with

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Cerberus, the impact of the Company's business results, the possibility of business disruption, competitive uncertainties, and general economic and business conditions in its markets, including fluctuations in foreign currency exchange rates. There can be no assurance that actual results will not differ materially from management's expectations. Therefore, you should not rely on any of these forward-looking statements as predictors of future events. Any forward-looking statements speak only as of the date they are made. The Company does not undertake to update any such forward-looking statements.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change	Twelve Months Ended		Percent Change
	December 31			December 31
	2017	2016		2017	2016
Net sales	$1,535.3	$1,531.8	—%	$5,565.1	$5,578.8	—%
Other revenue	33.5	36.3		150.5	138.9
Total revenue	1,568.8	1,568.1	—%	5,715.6	5,717.7	—%
Cost of sales	611.2	622.3		2,203.3	2,257.0
Selling, general and administrative expenses	827.6	838.8		3,239.0	3,138.8
Operating profit	130.0	107.0	21%	273.3	321.9	(15)%
Interest expense	34.8	36.3		140.8	136.6
Loss (gain) on extinguishment of debt	—	2.8		—	(1.1)
Interest income	(3.6)	(3.0)		(14.8)	(15.8)
Other expense, net	7.2	28.1		26.6	171.0
Total other expenses	38.4	64.2		152.6	290.7
Income from continuing operations, before taxes	91.6	42.8	*	120.7	31.2	*
Income taxes	(1.2)	(52.5)		(100.7)	(124.6)
Income (loss) from continuing operations, net of tax	90.4	(9.7)	*	20.0	(93.4)	*
Loss from discontinued operations, net of tax	—	(1.1)		—	(14.0)
Net income (loss)	90.4	(10.8)		20.0	(107.4)
Net loss (income) attributable to noncontrolling interests	1.1	0.1		2.0	(0.2)
Net income (loss) attributable to Avon	$91.5	$(10.7)	*	$22.0	$(107.6)	*
Earnings (loss) per share:(1)
Basic
Basic EPS from continuing operations	$0.17	$(0.03)	*	$(0.00)	$(0.25)	100%
Basic EPS from discontinued operations	—	(0.00)		—	(0.03)
Basic EPS attributable to Avon	$0.17	$(0.04)	*	$(0.00)	$(0.29)	100%
Diluted
Diluted EPS from continuing operations	$0.17	$(0.03)	*	$(0.00)	$(0.25)	100%
Diluted EPS from discontinued operations	—	(0.00)		—	(0.03)
Diluted EPS attributable to Avon	$0.17	$(0.04)	*	$(0.00)	$(0.29)	100%

Weighted-average shares outstanding:
Basic	440.2	437.6		439.7	437.0
Diluted	440.2	437.7		439.7	437.0

* Calculation not meaningful

(1) Under the two-class method, earnings (loss) per share is calculated using net income (loss) allocable to common shares, which is derived by reducing net income (loss) by the earnings (loss) allocable to participating securities and earnings allocated to convertible preferred stock. Net income (loss) allocable to common shares used in the basic and diluted earnings (loss) per share calculation was $75.4 and ($16.2) for the three months ended December 31, 2017 and 2016, respectively. Net loss allocable to common shares used in the basic and diluted loss per share calculation was ($1.4) and ($124.6) for the twelve months ended December 31, 2017 and 2016, respectively.

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AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	December 31,	December 31,
	2017	2016
Assets
Current Assets
Cash and cash equivalents	$881.5	$654.4
Accounts receivable, net	457.2	458.9
Inventories	598.2	586.4
Prepaid expenses and other	296.4	291.3
Current assets of discontinued operations	—	1.3
Total current assets	2,233.3	1,992.3
Property, plant and equipment, at cost	1,481.9	1,424.1
Less accumulated depreciation	(779.2)	(712.8)
Property, plant and equipment, net	702.7	711.3
Goodwill	95.7	93.6
Other assets	666.2	621.7
Total assets	$3,697.9	$3,418.9
Liabilities, Series C Convertible Preferred Stock and Shareholders’ Deficit
Current Liabilities
Debt maturing within one year	$25.7	$18.1
Accounts payable	832.2	768.1
Accrued compensation	130.3	129.2
Other accrued liabilities	405.6	401.9
Sales taxes and taxes other than income	153.0	147.0
Income taxes	12.8	10.7
Current liabilities of discontinued operations	—	10.7
Total current liabilities	1,559.6	1,485.7
Long-term debt	1,872.2	1,875.8
Employee benefit plans	150.6	164.5
Long-term income taxes	84.9	78.6
Long-term sales taxes and taxes other than income	193.1	124.5
Other liabilities	84.4	81.3
Total liabilities	3,944.8	3,810.4

Series C convertible preferred stock	467.8	444.7

Shareholders’ Deficit
Common stock	189.7	188.8
Additional paid-in capital	2,291.2	2,273.9
Retained earnings	2,320.3	2,322.2
Accumulated other comprehensive loss	(926.2)	(1,033.2)
Treasury stock, at cost	(4,600.0)	(4,599.7)
Total Avon shareholders’ deficit	(725.0)	(848.0)
Noncontrolling interests	10.3	11.8
Total shareholders’ deficit	(714.7)	(836.2)
Total liabilities, series C convertible preferred stock and shareholders’ deficit	$3,697.9	$3,418.9

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Twelve Months Ended
	December 31
	2017	2016
Cash Flows from Operating Activities
Net income (loss)	$20.0	$(107.4)
Loss from discontinued operations, net of tax	—	14.0
Income (loss) from continuing operations, net of tax	$20.0	$(93.4)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	84.3	83.3
Amortization	29.7	30.6
Provision for doubtful accounts	221.9	190.5
Provision for obsolescence	36.7	36.5
Share-based compensation	24.2	24.0
Foreign exchange losses	18.1	6.1
Deferred income taxes	(30.2)	(8.5)
Loss on deconsolidation of Venezuela	—	120.5
Other	39.6	(3.3)
Changes in assets and liabilities:
Accounts receivable	(214.6)	(216.6)
Inventories	(19.2)	(28.6)
Prepaid expenses and other	14.8	16.8
Accounts payable and accrued liabilities	12.3	(17.6)
Income and other taxes	4.1	(4.7)
Noncurrent assets and liabilities	29.5	(7.6)
Net cash provided by operating activities of continuing operations	271.2	128.0
Cash Flows from Investing Activities
Capital expenditures	(97.3)	(93.0)
Disposal of assets	5.9	13.3
Distribution from New Avon LLC	22.0	—
Reduction of cash due to Venezuela deconsolidation	—	(4.5)
Other investing activities	(0.2)	1.5
Net cash used by investing activities of continuing operations	(69.6)	(82.7)
Cash Flows from Financing Activities
Debt, net (maturities of three months or less)	10.3	(36.4)
Proceeds from debt	—	508.7
Repayment of debt	(2.9)	(733.0)
Repurchase of common stock	(7.2)	(5.6)
Net proceeds from the sale of series C convertible preferred stock	—	426.3
Other financing activities	(0.2)	(23.0)
Net cash provided by financing activities of continuing operations	—	137.0
Cash Flows from Discontinued Operations
Net cash used by operating activities of discontinued operations	(8.6)	(67.6)
Net cash used by investing activities of discontinued operations	—	(94.6)
Net cash used by discontinued operations	(8.6)	(162.2)
Effect of exchange rate changes on cash and cash equivalents	34.1	(50.4)
Net increase (decrease) in cash and cash equivalents	227.1	(30.3)
Cash and cash equivalents at beginning of year(1)	654.4	684.7
Cash and cash equivalents at end of year	$881.5	$654.4

(1)	Includes cash and cash equivalents of discontinued operations of $(2.2) at the beginning of the year in 2016.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

CATEGORY SALES FROM REPORTABLE SEGMENTS (US$)
	Consolidated
	Three Months Ended December 31		US$	C$
	2017	2016	% var. vs 4Q16	% var. vs 4Q16
Beauty:
Skincare	$438.3	$429.4	2%	(1)%
Fragrance	452.7	447.6	1	(1)
Color	253.3	252.6	—	(2)
Total Beauty	1,144.3	1,129.6	1	(1)
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	229.4	234.2	(2)	(4)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	161.6	166.8	(3)	(4)
Total Fashion & Home	391.0	401.0	(2)	(4)
Net sales from reportable segments	1,535.3	1,530.6	—	(2)
Other revenue from reportable segments	25.8	26.2	(2)	(4)
Total revenue from reportable segments	1,561.1	1,556.8	—	(2)
Total revenue from Other operating segments and business activities	7.7	11.3	(32)	(32)
Total revenue	$1,568.8	$1,568.1	—	(2)

CATEGORY SALES FROM REPORTABLE SEGMENTS (US$)
	Consolidated
	Twelve Months Ended December 31		US$	C$
	2017	2016	% var. vs FY16	% var. vs FY16
Beauty:
Skincare	$1,620.3	$1,605.3	1%	(2)%
Fragrance	1,554.0	1,512.8	3	1
Color	977.6	996.3	(2)	(4)
Total Beauty	4,151.9	4,114.4	1	(1)
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	821.2	849.2	(3)	(5)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	591.9	595.4	(1)	(2)
Total Fashion & Home	1,413.1	1,444.6	(2)	(3)
Net sales from reportable segments	5,565.0	5,559.0	—	(2)
Other revenue from reportable segments	114.0	104.7	9	7
Total revenue from reportable segments	5,679.0	5,663.7	—	(2)
Total revenue from Other operating segments and business activities	36.6	54.0	(32)	(19)
Total revenue	$5,715.6	$5,717.7	—	(2)

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the most directly comparable financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED DECEMBER 31, 2017
	Reported (GAAP)	CTI restructuring initiatives	Special tax items	Adjusted (Non-GAAP)
Total revenue	$1,568.8	$—	$—	$1,568.8
Cost of sales	611.2	0.7	—	610.5
Selling, general and administrative expenses	827.6	23.0	—	804.6
Operating profit	130.0	23.7	—	153.7
Income from continuing operations, before taxes	91.6	23.7	—	115.3
Income taxes	(1.2)	0.2	(49.8)	(50.8)
Income from continuing operations, net of tax	$90.4	$23.9	$(49.8)	$64.5

Diluted EPS from continuing operations	$0.17			$0.12

Gross margin	61.0%	—	—	61.1%
SG&A as a % of revenues	52.8%	(1.5)	—	51.3%
Operating margin	8.3%	1.5	—	9.8%
Effective tax rate	1.3%			44.1%

Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

Page | 13

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the most directly comparable financial measure calculated and reported in accordance with GAAP.

	TWELVE MONTHS ENDED DECEMBER 31, 2017
	Reported (GAAP)	CTI restructuring initiatives	Loss contingency	Special tax items	Adjusted (Non-GAAP)
Total revenue	$5,715.6	$—	$—	$—	$5,715.6
Cost of sales	2,203.3	0.6	—	—	2,202.7
Selling, general and administrative expenses	3,239.0	59.6	18.2	—	3,161.2
Operating profit	273.3	60.2	18.2	—	351.7
Income from continuing operations, before taxes	120.7	60.2	18.2	—	199.1
Income taxes	(100.7)	(1.7)	—	(49.8)	(152.2)
Income from continuing operations, net of tax	$20.0	$58.5	$18.2	$(49.8)	$46.9

Diluted EPS from continuing operations	$(0.00)				$0.06

Gross margin	61.5%	—	—	—	61.5%
SG&A as a % of revenues	56.7%	(1.0)	(0.3)	—	55.3%
Operating margin	4.8%	1.1	0.3	—	6.2%
Effective tax rate	83.4%				76.4%

Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

Page | 14

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the most directly comparable financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED DECEMBER 31, 2016
	Reported (GAAP)	CTI restructuring initiatives	Other items	Special tax items	Adjusted (Non-GAAP)
Total revenue	$1,568.1	$—	$—	$—	$1,568.1
Cost of sales	622.3	0.3	—	—	622.0
Selling, general and administrative expenses	838.8	6.9	—	—	831.9
Operating profit	107.0	7.2	—	—	114.2
Income from continuing operations, before taxes	42.8	7.2	2.8	—	52.8
Income taxes	(52.5)	0.1	—	8.6	(43.8)
(Loss) income from continuing operations, net of tax	$(9.7)	$7.3	$2.8	$8.6	$9.0

Diluted EPS from continuing operations	$(0.03)				$0.01

Gross margin	60.3%	—	—	—	60.3%
SG&A as a % of revenues	53.5%	(0.4)	—	—	53.1%
Operating margin	6.8%	0.5	—	—	7.3%
Effective tax rate	*				83.0%

* Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

Page | 15

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the most directly comparable financial measure calculated and reported in accordance with GAAP.

	TWELVE MONTHS ENDED DECEMBER 31, 2016
	Reported (GAAP)	CTI restructuring initiatives	Legal settlement	Venezuelan special items	Other items	Special tax items	Adjusted (Non-GAAP)
Total revenue	$5,717.7	$—	$—	$—	$—	$—	$5,717.7
Cost of sales	2,257.0	0.6	—	—	—	—	2,256.4
Selling, general and administrative expenses	3,138.8	76.8	(27.2)	—	—	—	3,089.2
Operating profit	321.9	77.4	(27.2)	—	—	—	372.1
Income from continuing operations, before taxes	31.2	77.4	(27.2)	120.5	(1.1)	—	200.8
Income taxes	(124.6)	(13.5)	—	—	—	(27.8)	(165.9)
(Loss) income from continuing operations, net of tax	$(93.4)	$63.9	$(27.2)	$120.5	$(1.1)	$(27.8)	$34.9

Diluted EPS from continuing operations	$(0.25)						$0.04

Gross margin	60.5%	—	—	—	—	—	60.5%
SG&A as a % of revenues	54.9%	(1.3)	0.5	—	—	—	54.0%
Operating margin	5.6%	1.4	(0.5)	—	—	—	6.5%
Effective tax rate	*						82.6%

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

Page | 16

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions, except per share data)

Approximate Impact of Foreign Currency
	Fourth-Quarter 2017		Full-Year 2017
	Estimated impact ($ in millions)	Estimated impact on diluted EPS	Estimated impact ($ in millions)	Estimated impact on diluted EPS
Year-on-Year impact on Reported (GAAP) results:
Total revenue	2 pts		2 pts
Operating profit - transaction	$(10)	$(0.01)	$—	$—
Operating profit - translation	5	0.01	20	0.03
Total operating profit	$(5)	$(0.00)	$20	$0.03
Operating margin	(30 bps)		30 bps
Revaluation of working capital	$19	$0.03	$28	$0.04
Diluted EPS		$0.02		$0.07

Year-on-Year impact on Adjusted (Non-GAAP) results:
Adjusted operating profit - transaction	$(10)	$(0.01)	$—	$—
Adjusted operating profit - translation	5	0.01	20	0.03
Total Adjusted operating profit	$(5)	$(0.00)	$20	$0.03
Adjusted operating margin	(30 bps)		20 bps
Revaluation of working capital	$19	$0.03	$28	$0.04
Adjusted diluted EPS		$0.02		$0.07

Amounts in the table above may not necessarily sum because the computations are made independently.

Non-GAAP Financial Measures
To supplement the Company's financial results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company discloses operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: revenue, operating profit, Adjusted operating profit, operating margin and Adjusted operating margin. The Company also refers to these adjusted financial measures as constant dollar items, which are Non-GAAP financial measures. The Company believes these measures provide investors an additional perspective on trends and underlying business results. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, the Company calculates current-year results and prior-year results at constant exchange rates, which are updated on an annual basis as part of the Company's budgeting process. Foreign currency impact is determined as the difference between actual growth rates and constant-dollar growth rates.
The Company also presents cost of sales, gross margin, selling, general and administrative expenses, selling, general and administrative expenses as a percentage of revenue, operating profit, operating margin, income (loss) from continuing operations, before taxes, income taxes, income (loss) from continuing operations, net of tax, diluted earnings (loss) per share from continuing operations and effective tax rate on a Non-GAAP basis. The Company refers to these Non-GAAP financial measures as "Adjusted." The Company has provided quantitative reconciliations of the Non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP. See "Supplemental Schedules - Non-GAAP Financial Measures" within this release for these quantitative reconciliations.
In addition, the Company defines free cash flow as net cash provided by operating activities of continuing operations less capital expenditures.

Page | 17

The Company uses Non-GAAP financial measures to evaluate its operating performance. These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period. The Company believes that it is meaningful for investors to be made aware of the impacts of: 1) costs to implement ("CTI") restructuring initiatives; 2) a charge for a loss contingency related to a non-U.S. pension plan ("Loss contingency"); 3) the net proceeds recognized as a result of settling claims relating to professional services ("Legal settlement"); 4) charges related to the deconsolidation of the Company's Venezuela operations as of March 31, 2016 ("Venezuelan special items"); 5) a net gain related to the extinguishment of debt ("Gain on extinguishment of debt"); and 6) the net income tax benefit as a result of the enactment of the Tax Cuts and Jobs Act in the U.S., a release of valuation allowances associated with a number of markets in Europe, Middle East & Africa, and a benefit as a result of a favorable court decision in Brazil, partially offset by a charge associated with valuation allowances to adjust deferred tax assets in Mexico, which were recognized in 2017, income tax benefits realized in the first quarter of 2016 as a result of tax planning strategies and in the second quarter of 2016 primarily due to the release of a valuation allowance associated with Russia and the adjustments associated with our deferred tax assets recorded in 2016 ("Special tax items").
The Loss contingency includes the impact on the Consolidated Statements of Operations during the second quarter of 2017 caused by a charge of approximately $18 million for a loss contingency related to a non-U.S. pension plan, for which an amendment to the plan that occurred in a prior year may not have been appropriately implemented.
The Legal settlement includes the impact on the Consolidated Statements of Operations during the third quarter of 2016 associated with the net proceeds of approximately $27 million recognized as a result of settling claims relating to professional services that had been provided to the Company prior to 2013 in connection with a previously disclosed legal matter.
The Venezuelan special items include the impact on the Consolidated Statements of Operations during the first quarter of 2016 caused by the deconsolidation of the Company's Venezuelan operations for which the Company recorded a loss of approximately $120 million in other expense, net. The loss was comprised of approximately $39 million in net assets of the Venezuelan business and approximately $81 million in accumulated foreign currency translation adjustments within accumulated other comprehensive loss associated with foreign currency changes before Venezuela was accounted for as a highly inflationary economy.
The Other items includes the impact on the Consolidated Statements of Operations during the third quarter of 2016 due to a net gain on extinguishment of debt caused by the cash tender offers in August 2016, the debt repurchases in October and December 2016, and the prepayment of the remaining principal amount of the Company's 4.20% Notes due July 15, 2018 and 5.75% Notes due March 1, 2018 in November 2016.
The Special tax items include the impact on the provision for income taxes in the Consolidated Statements of Operations during 2017 due to an approximate $30 million net benefit recognized as a result of the enactment of the Tax Cuts and Jobs Act in the U.S., a release of valuation allowances of approximately $26 million associated with a number of markets in Europe, Middle East & Africa, and an approximate $10 million benefit as a result of a favorable court decision in Brazil, partially offset by a charge of approximately $16 million associated with valuation allowances to adjust deferred tax assets in Mexico. Special tax items also include the impact on the provision for income taxes in the Consolidated Statements of Operations during the fourth quarter of 2016 due to the charge of approximately $9 million associated with valuation allowances to adjust certain non-U.S. deferred tax assets to an amount that is "more likely than not" to be realized. Special tax items also include the impact on the provision for income taxes in the Consolidated Statements of Operations during the second quarter of 2016 primarily due to the release of a valuation allowance associated with Russia of approximately $7 million. Special tax items also include the impact on the provision for income taxes in the Consolidated Statements of Operations during the first quarter of 2016 due to an income tax benefit of approximately $29 million recognized as the result of the implementation of foreign tax planning strategies.

Page | 18